Exhibit 10.1

December 30, 2015
Via Fax (650.934.5320) and US Mail
John Slebir
General Counsel
VIVUS, Inc.
351 E. Evelyn Ave.
Mountain View, CA 94041
Re:    Termination Notice
Dear Mr. Slebir:
Auxilium Pharmaceuticals, Inc., an Endo international company (“Auxilium”), hereby provides notice of termination of the License and Commercialization Agreement between Vivus, Inc. (“Vivus”) and Auxilium dated October 10, 2013 (the “License Agreement”) pursuant to Section 12.2(c) of the License Agreement. With this termination of the License Agreement, Auxilium desires to abandon and relinquish all rights with respect to the Auxilium License (as defined in the License Agreement) as of the date hereof.
Concurrently with the termination of the License Agreement, Endo Ventures Limited (“Endo”) also hereby terminates the Commercial Supply Agreement between Vivus and Endo dated October 10, 2013, pursuant to Section 9.3 thereof.
Endo acknowledges that it will continue to perform its applicable obligations under the License Agreement and the Supply Agreement as expressly provided in that certain Transition Services Agreement between Endo and Vivus, which the parties are currently negotiating.
With the execution of this termination letter, the parties hereto acknowledge Auxilium's abandonment of all rights under the Auxilium License. Moreover, Auxilium and Vivus agree that no value whatsoever was provided by Vivus to Auxilium in exchange for Auxilium's relinquishment of the Auxilium License and intend for this arrangement to qualify as an abandonment of the License Agreement for the purposes of Section 165 of the Internal Revenue Code of 1986 as amended.
Sincerely,
AUXILIUM PHARMACEUTICALS, INC.
/s/ Deanna Voss
Deanna Voss
Assistant Secretary

Exhibit 10.1

ENDO VENTURES LIMITED
/s/ Orla Dunlea
Orla Dunlea
Director

cc:	Shane Albright Hogan Lovells US LLP 525 University Avenue 3rd floor Palo Alto, CA 94301 Fax: 650.463.4199